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                                                           EXHIBIT 4.5



                           CERTIFICATE OF INCREASE

                                      OF

                              SHARES DESIGNATED

                                      AS

                SERIES A JUNIOR PARTICIPATING PREFERRED STOCK


                TRUE NORTH COMMUNICATIONS INC., a corporation organized and existing under the General Corporation Law of the State of Delaware,

                DOES HEREBY CERTIFY:

                That the Certificate of Incorporation of said corporation was filed in the office of the Secretary of State of Delaware on December 29, 1942 and a Certificate of the Designations of Series A Junior Participating Preferred Stock, was filed in said office of the Secretary of State on November 22, 1988.

                That the Board of Directors of said corporation at a meeting held on November 12, 1997 duly adopted a resolution authorizing and directing an increase in the number of shares designated as Series A Junior Participating Preferred Stock of the corporation from 30,000 to 45,000 shares, in accordance with the provisions of section 151 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, said True North Communications Inc. has caused this consent to be executed by its Executive Vice President this 3rd day of December, 1997.

                                          TRUE NORTH COMMUNICATIONS INC.


                                        By: /s/ Theodore J. Theophilos
                                           -------------------------------
                                                Theodore J. Theophilos,
                                                Executive Vice President